Exhibit 10.5

Hemoglobin Oxygen Therapeutics, LLC

September 1, 2014

Brian Dawson

9 Jordan Circle

Braintree, MA 02184

Dear Brian,

I am pleased to offer you the position of Sr. Director of Process Development with Hemoglobin Oxygen Therapeutics LLC, on the following terms;

As Sr. Director of Process Development you will be based at the company’s Dedham, MA facility and report to the Company’s President. As part of your duties you are required to travel to the Souderton, PA facility.

Your starting gross salary will be $180,000 per annum, less all applicable withholdings, payable on a bi-weekly basis. Your commencement date will be September 1, 2014. You will receive a sign on bonus equivalent to one month’s salary. You will receive a second sign on bonus equivalent to one month’s salary within 6 months. You will accrue vacation time on a pro rata basis at a rate of 20 days per 12 months. During your first year of employment you may carry into the following year up to 10 days of vacation time. Subsequently, fifteen days of vacation time must be used during the year that it is accrued and a maximum of 5 days may be carried over from year to year. You will be entitled to participate in Company benefit plans and programs in effect from time to time for employees at your level, including group medical and dental insurance. As a founding member of the Company’s senior management team you will also be entitled to participate in the Company’s Stock Option Plan. Details of these benefit plans will announced as soon as these become finalized.

During the course of your employment, you will be required to comply with the Company’s standard employee policies and practices, in effect from time to time.

In accepting this position, you confirm that you are under no other employment obligation, nor bound by any other employment-related agreement. You also confirm that you employment with the Company will be at “will” which means that it may be terminated either you or the Company at any time and for any reason, with or without cause subject to the additional provisions of this paragraph. If the Company terminates your employment without cause, you will continue to be paid, for a period of 6 months, your base salary at the rate in effect at the time of such termination. After 5 years this will increase to 1 years severance.

674 Souder Rd, Souderton, PA 18964

The company is required to verify your identity and authorization to work in the United States and your employment is contingent upon the Company’s receipt of acceptable documentation and completion of Form I-9.

This letter, along with the Employee Obligations Agreement referred to above sets forth the terms of your employment with the Company and supersedes any prior representations or agreements whether written or oral. This letter may not be modified or amended except by a written document signed by the president or CEO of the Company and by you. This letter shall be governed by the laws of the State of Pennsylvania without regard to conflicts of law principles.

Please sign and date this letter and return to me to indicate your acceptance of this position. Welcome to the Hemoglobin Oxygen Therapeutics LLC team.

Sincerely,

Zaf & Jerry

Hemoglobin Oxygen Therapeutics LLC

Date____________________________________________

Brian Dawson

Date____________________________________________

674 Souder Rd, Souderton, PA 18964